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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person*

        CAREY                         V.                          WILLIAM
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        (Last)                      (First)                        (Middle)

 1602 COTTAGEWOOD DRIVE
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                                   (Street)

BRANDON                             FL                             33511
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        (City)                      (State)                           (Zip)

CENTRAL EUROPEAN DISTRIBUTION CORP. (CEDC)
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2.  Issuer Name and Ticker or Trading Symbol

CEDC
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Year

7/02
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer
    (Check all applicable)

    [X] Director                             [X] 10% Owner

    [X] Officer (give title below)           [ ] Other (specify below)


CHIEF EXECUTIVE OFFICER
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7.  Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by one Reporting Person
     [ ] Form filed by more than one Reporting Person
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           Table I--Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
CEDC COMMON STOCK       7/3/02                    5,000         A      $13.53       734,140                 D
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CEDC COMMON STOCK                                                                   503,740                 I             By Trust
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                             5. Number of
Derivative                                                                                                      Securities
Acquired
1. Title of Derivative        2. Conversion of Exercise        3. Transaction Date     4. Transactions          (A) or Disposed
                                                                                                                or (D)
   Security (Instr. 3)           Price of Derivative Security        (Month/Day/Year)      Code (Instr. B)      (Instr. 3, 4, 5)
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
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

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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Nature of
indirect                                                                                          10. Ownership
6. Date Exercisable     7. Title and             8. Price of       9. Number of                       Form
   Beneficial              Amount of                Derivative        Derivative Securities           of Derivative  11. Nature of
   and                     Underlying               Security          Beneficially Owned at           Securities         Indirect
   Expiration Date         Securities               (Instr. 5)        End of Month (Instr. 4)         Beneficially       Beneficial
   Ownership               (Instr. 3 and 4)                                                           Owned at End       Ownership
   (Month/Day/Year)                                                                                   of Month(1)        (Instr. 4)
   (Instr. 4)                                                                                         (Instr. 4)

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 Date           Expiration    Title    Amount
 Exercisable    Date                   or Number
                                       of Shares
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
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

                            (Print or Type Responses)

                                                                          (Over)

(Form 4-07/98)

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.

 /s/ WILLIAM V. CAREY                  7/5/02
 -------------------------------  -----------------
 **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.